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                                                                     Exhibit 3.5

                             CERTIFICATE OF INCREASE

                                       OF

                                SHARES DESIGNATED

                                       AS

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                    * * * * *

            Brooks Automation, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

            DOES HEREBY CERTIFY:

            That a Certificate of the Designations, Preferences and Rights of the Preferred Stock, Series A Junior Participating Preferred Stock, was filed in the office of the Secretary of State on August 6, 1997.

            That the Board of Directors of said corporation by the unanimous written consent of its members dated May 13, 2002, filed with the minutes of the Board, duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series A Junior Participating Preferred stock of the corporation, from 21,500 shares to 101,500 shares, in accordance with the provisions of section 151 of The General Corporation Law of the State of Delaware.

            This Certificate of Increase of Shares shall be effective on May 13, 2002.

            IN WITNESS WHEREOF, said Brooks Automation, Inc. has caused this certificate to be signed by Ellen B. Richstone, its Senior Vice President, Finance and Administration and Chief Financial Officer this 13th day of May, 2002.

                                   BROOKS AUTOMATION, INC.

                                   By: /s/ Ellen B. Richstone
                                       -------------------------
                                   Name: Ellen B. Richstone
                                   Title: Senior Vice President,
                                          Finance and Administration and
                                          Chief Financial Officer